Exhibit 28j(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 2-98237) of Intermediate Municipal Trust and to the incorporation by reference of our report, dated July 25, 2011, on Federated Intermediate Municipal Trust (the sole portfolio of Intermediate Municipal Trust) included in the Annual Shareholder Report for the fiscal year ended May 31, 2011.

/s/ Ernst & Young LLP
Boston, Massachusetts
July 25, 2011